EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210
(609) 716-8255 (fax)

 AMREP APPOINTS THEODORE J. GAASCHE AS ITS PRESIDENT AND CHIEF
 EXECUTIVE OFFICER AND MICHAEL P. DULOC AS PRESIDENT AND CHIEF
 EXECUTIVE OFFICER OF ITS MEDIA SERVICES BUSINESSES

Princeton, New Jersey, August 1, 2011 - AMREP Corporation (NYSE: AXR) today announced two senior executive appointments.

Theodore J. Gaasche will become President and Chief Executive Officer of the Company effective today.  Mr. Gaasche has served as AMREP’s Vice President of Corporate Development since February 2011.  He also has been serving as Executive Vice President, Operations of Spartan Organization, Inc., a private company that advises various print, publishing and other portfolio companies owned by Nicholas G. Karabots, a director and the majority shareholder of the Company.  Mr. Gaasche held his prior position with AMREP on a less than full-time basis while he also was employed by the Spartan Organization.  For over twenty years until 2008, Mr. Gaasche held positions of increasing responsibility at various divisions of SunGard Data Systems Inc., most recently as the Chief Executive Officer of SunGard Availability Services, a division of SunGard that provides disaster recovery, managed information technology and related services.  He received a BSBA in Accounting from Shippensburg University, a Masters Degree from Villanova University, and also holds a Certified Public Accounting License.  The Company anticipates that Mr. Gaasche will continue to provide some services to the Spartan Organization as a member of its Board of Directors but this will not interfere with his full time responsibilities to the Company.

“We are extremely pleased that Ted has agreed to serve as AMREP’s President and Chief Executive Officer,” said Edward B. Cloues II, Chairman of the Board of Directors of the Company.  Mr. Cloues continued: “Ted played a key role in SunGard’s aggressive and successful acquisition program, and in addition to his extensive experience in complex transactions in a public company environment, he has a strong, customer-oriented focus in operations.”  Mr. Gaasche added: “I am looking forward to working with our talented employees to address the strategic opportunities presented in our Media Services businesses, and to developing new opportunities to provide clients with cost effective, industry leading solutions.  I also plan to focus on enhancing our real estate strategy in Rio Rancho, New Mexico.”

The Company also announced today that the leadership of the Company’s Media Services businesses will be unified under Michael P. Duloc, who will become the President and Chief Executive Officer of these businesses, effective immediately.  Mr. Duloc, who joined the Company in 1993 and has held various senior executive positions in Media Services since then, is currently the President and Chief Executive Officer of the Company’s Kable Media Services and Kable Newsstand Distribution Services businesses.  Previously he served as President and Chief Operating Officer of Kable Fulfillment Services.

The Company’s Media Services businesses consist of subscription fulfillment services performed by Palm Coast Data LLC and newsstand distribution, product fulfillment and specialty packaging services provided by Kable Media and its subsidiaries.  Mr. Cloues commented: “Mike’s top priority will be to ensure that Company initiatives and resources are aligned to provide high levels of client satisfaction.  Mike is a proven and well regarded industry veteran with deep experience in all of our Media Services businesses, and we expect that he and Ted Gaasche will work together to grow these businesses.”  Mr. Duloc added, “This unified approach to AMREP’s Media Services businesses will allow us to better meet the rapidly evolving needs of our distribution and fulfillment clients and prospects.”

The Company also reported that John F. Meneough has stepped down from his position as President and Chief Executive Officer of Palm Coast Data LLC, a position he has held since 2002, but is expected to remain with the Company in an advisory capacity until the end of its fiscal year next April 30.  “John has been a very important part of our organization and was instrumental in the consolidation initiatives to increase customer value and our competitive position,” said Mr. Cloues.  “We thank John for his many accomplishments on behalf of Palm Coast Data and are grateful that he will be available to assist us in the future.”  Mr. Meneough commented:  “I am proud of what we achieved as part of the AMREP family of companies and want to thank the Palm Coast Data employees and clients for their support through the years.”  He added, “I will be working with Ted, Mike and the Media Services team to ensure a smooth and seamless transition of leadership in our important Palm Coast Data operations.”

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AMREP Corporation’s AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others.

This press release contains statements that are forward-looking within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties that could cause results to differ materially from those anticipated.  Factors that could cause actual results to differ from those anticipated include, but are not limited to, the failure of the new management team to perform as anticipated and the failure to consummate the Company’s strategic objectives.  Further information about these and other relevant risks and uncertainties may be found in the Company's Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission, as well as from other sources.  Recipients of this press release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein.  AMREP Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.